Exhibit 99.1

NeuroBo Pharmaceuticals Announces Acceptance of Two General Posters and One ePoster Theater Discussion of its Novel GLP1R and GCGR Dual Agonist, DA-1726, at the American Diabetes Association 83rd Scientific Sessions

BOSTON, June 13, 2023 – NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company on a quest to transform cardiometabolic diseases, today announced that data on DA-1726, a novel oxyntomodulin (OXM) analogue functioning as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist, was accepted for one ePoster theater discussion and two general poster presentations at the American Diabetes Association 83rd Scientific Sessions, being held June 23-26, 2023 at the San Diego Convention Center in San Diego, CA and virtually.

"Having two posters selected, including one for an ePoster theater discussion, at such a prestigious scientific meeting, is a testament to the scientific community's view of the strength of the preclinical data generated, thus far, for DA-1726,” stated Joe Hooker, Interim President and Chief Executive Officer of NeuroBo. “As previously announced, we intend to advance DA-1726, a long acting OXM analog that binds and activates both glucagon-like peptide-1 (GLP-1) and glucagon receptors, leading to weight loss through reduced appetite and increased energy expenditure, through the IND process during the second half of this year. If accepted by the U.S. Food and Drug Administration, we plan to initiate a phase 1a safety study in the first half of 2024, with a data readout expected in the second half of 2024.”

ePoster Theater Presentation:

Yuna Chae, DA-1726 Project Manager, Dong-A ST Research Center, will present a digital poster and high-level overview of the poster findings in an open discussion with a session moderator.

Abstract Title: Differentiated Metabolic Effects of DA-1726, a Balanced GLP1R/GCGR Dual Agonist

Presenter: Yuna Chae, DA-1726 Project Manager, Dong-A ST Research Center

Session: ePoster Theater

Date and Time: Sunday, June 25, 2023, 12:10 PM – 12:20 PM PDT

Location: Exhibit Hall (ePoster Theater A)

Poster: 1668

Poster Presentations:

Abstract Title: A Novel GLP1R/GCGR Dual Agonist, DA-1726 Elicits Weight Loss Superior to Semaglutide in Diet-Induced Obese Rats

Authors: Tae-Hyoung Kim, Il-Hun Jung, Kyumin Kim, Hyung Heon Kim, Mi-Kyung Kim, Yuna Chae

Presenter: Tae-hyoung Kim, Dong-A ST Research Center

Session: General Poster Session

Date and Time: Monday, June 26, 2023, 11:30 AM - 12:30 PM PDT

Location: Poster Halls B-C

Poster: 1676

Abstract Title: Differentiated Metabolic Effects of DA-1726, a Balanced GLP1R/GCGR Dual Agonist

Authors: Il-Hun Jung, Tae-Hyoung Kim, Su Jin Lee, Hyung Heon Kim, Mi-Kyung Kim, Yuna Chae

Presenter: Yuna Chae, Dong-A ST Research Center

Session: General Poster Session

Date and Time: Monday, June 26, 2023, 11:30 AM - 12:30 PM PDT

Location: Poster Halls B-C

Poster: 1668

Copies of abstracts will also be available on the NeuroBo Pharmaceuticals website at https://www.neurobopharma.com/presentations following completion of the live presentation.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc. is a clinical-stage biotechnology company on a quest to transform cardiometabolic diseases. The company is currently developing DA-1241 for the treatment of Non-Alcoholic Steatohepatitis (NASH) and Type 2 Diabetes Mellitus (T2DM), and is developing DA-1726 for the treatment of obesity. DA-1241 is a novel G-Protein-Coupled Receptor 119 (GPR119) agonist, which promotes the release of key gut peptides GLP-1, GIP, and PYY. In preclinical studies, DA-1241 demonstrated positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. DA-1726 is a novel oxyntomodulin (OXM) analogue that acts as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists.

For more information, please visit www.neurobopharma.com.

Forward Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the closing of the offering of securities. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our ability to execute on our commercial strategy, the timeline for regulatory submissions, regulatory steps and potential regulatory approval of our current and future product candidates, the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of NeuroBo; the ability to integrate the new product candidates into NeuroBo’s business in a timely and cost-efficient manner; the cooperation of our contract manufacturers, clinical study partners and others involved in the development of our current and future product candidates; our ability to initiate and complete clinical trials on a timely basis; our ability to recruit subjects for our clinical trials; costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; changes in applicable laws or regulations; effects of changes to NeuroBo’s stock price on the terms of the license agreement and any future fundraising; and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. NeuroBo does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com